Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN

VAALCO ENERGY, INC.

AND

GEORGE MAXWELL

(EFFECTIVE AS OF APRIL 19, 2021)

TABLE OF CONTENTS

Article 1. EMPLOYMENT AND DUTIES		1

1.1	Definitions	1
1.2	Employment; Effective Date	1
1.3	Positions	1
1.4	Duties and Services	2
1.5	Other Interests	3
1.6	Duty of Loyalty	3
1.7	Executive Warranties	3

Article 2. TERM AND TERMINATION OF EMPLOYMENT		4

2.1	Term of Employment	4
2.2	Notice of Termination	4
2.3	Resignation of Offices	4
2.4	Summary Termination (for Cause)	4

Article 3. COMPENSATION AND BENEFITS		5

3.1	Base Salary	5
3.2	Annual Bonuses	5
3.3	Equity Awards after the Effective Date	5
3.4	Business and Entertainment Expenses	5
3.5	Vacation	5
3.6	Health Benefits	6
3.7	Pension Benefits	6
3.8	Incapacity	6
3.9	Other Paid Leave	7
3.10	Training	7
3.11	Disciplinary & Grievance Procedures	7

Article 4. RIGHTS AND PAYMENTS UPON TERMINATION		8

4.1	Rights and Payments upon Termination	8
4.2	Limitation on Other Severance Benefits	9
4.3	Settlement Agreement	10
4.4	Notice of Termination	10
4.5	Payment in Lieu of Notice	11
4.6	Garden Leave	11

Article 5. CONFIDENTIAL INFORMATION AND RESTRICTIVE COVENANTS		12

5.1	Access to Confidential Information and Specialized Training	12
5.2	Agreement Not to Use or Disclose Confidential Information	12
5.3	Duty to Return Company Documents and Property	13
5.4	Intellectual Property	14

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5.5	Inventions	14
5.6	Post Termination Restrictions	15
5.7	Forfeiture of Severance Payment	17
5.8	Removal of Restrictions by Court	18
5.9	No Previous Restrictive Agreements	18
5.10	Conflicts of Interest	18
5.11	Remedies	18
5.12	No Disparaging Comments	19
5.13	Company Documents and Property	19
5.14	Data Protection	19
5.15	Collective Agreements	19

Article 6. GENERAL PROVISIONS		20

6.1	Matters Relating to Section 409A of the Code	20
6.2	Withholdings; Right of Deduction	20
6.3	Nonalienation	20
6.4	Incompetent or Minor Payees	20
6.5	Indemnification	20
6.6	Successors and Assigns	21
6.7	Notice	21
6.8	Severability	22
6.9	No Third Party Beneficiaries	22
6.10	Waiver of Breach	22
6.11	Survival of Certain Provisions	22
6.12	Entire Agreement; Amendment and Termination	22
6.13	Interpretive Matters	22
6.14	Governing Law; Jurisdiction	23
6.15	Executive Acknowledgment	23
6.16	Counterparts	23

Appendix A	A-1

Appendix B	B-1

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EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), shall be effective as of April 19, 2021 (the “Effective Date”) and is made and entered into by and between VAALCO Energy, Inc., a Delaware corporation (hereafter “Company”) and George Maxwell (hereafter “Executive”). The Company and Executive may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties.” The addresses of the Parties are set forth in the Notice section of this Agreement.

W I T N E S S E T H:

WHEREAS, the Company desires to secure the employment services of Executive subject to the terms and conditions hereafter set forth; and

WHEREAS, Executive is willing to enter into this Agreement upon the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of Executive’s employment with the Company, and the mutual promises, covenants and obligations contained herein, the Parties hereby agree as follows:

Article 1.

EMPLOYMENT AND DUTIES

1.1 Definitions. In addition to the terms defined in the text hereof, terms with initial capital letters as used herein have the meanings assigned to them, for all purposes of this Agreement, in the Definitions Appendix hereto, unless the context reasonably requires a broader, narrower or different meaning. The Definitions Appendix, as attached hereto, is part of this Agreement and incorporated herein.

1.2 Employment; Effective Date. The Executive’s employment under this Agreement shall commence as of the Effective Date and continue for the Employment Period (as defined in Section 2.1). Executive has no previous period of continuous employment with Company. The Executive’s employment by the Company shall be subject to the terms and conditions of this Agreement. No probationary period applies to the employment of Executive.

1.3 Positions. As of the Effective Date, the Executive will serve as the Chief Executive Officer of the Company (“CEO”) and, in due course, as required by the Company, CEO of any such directly or indirectly fully-owned subsidiary of the Company that is domiciled in the United Kingdom (and to which this agreement may be assigned or transferred pursuant to Section 6.6 below) and Executive hereby consents to such assignment or transfer of his employment. In addition, Executive shall serve as a member of the Board of Directors of the Company (the “Board of Directors”). Subject to the terms and conditions of this Agreement, Executive shall serve in the position of CEO and/or in such other position or positions as the Parties may mutually agree, during the Employment Period. In addition, the Company shall nominate the Executive for re-election to the Board of Directors as and when his term expires during the Employment Period, unless otherwise determined by the Board of Directors. If the Executive is not nominated for re-election then the last day of his membership of the Board shall be his Termination Date, and the Executive shall be entitled to the rights and payments pursuant to Article 4 to which he is then entitled subject to any conditions applying to such payments, and in particular if the failure to nominate the Executive for re-election was due to Cause (as defined in Section 2.4) then the Executive will only be entitled to the payments in Section 2.4

1.4 Duties and Services. The Executive agrees to serve in the positions referred to in Section 1.3 and to perform diligently and faithfully to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices upon which the Parties mutually may agree from time to time or that are assigned to him by the Board of Directors. The Executive’s employment shall also be subject to the policies maintained and established by the Company from time to time, as the same may be amended or otherwise modified.

Executive shall at all times use his best efforts to in good faith comply with English, United States and foreign laws applicable to Executive’s actions on behalf of the Company and its Affiliates. Executive’s normal place of work is in such place in London, UK as may be specified as Company offices (from time to time) or such other place where the Board of Directors may reasonably require for the proper exercise and performance of his duties. Executive understands and agrees that he may be required to travel extensively at times for purposes of the Company’s business including, but not limited to, travel to the Company’s corporate offices in the Houston, Texas, metropolitan area, from time to time, upon request by the Board of Directors or according to the needs to the business. This may include working outside of the UK for a period or periods in excess of one month.

Executive’s normal working hours shall be from 9:00 a.m. to 6:00 p.m. GMT on Mondays through Fridays. These hours and days are not variable, although Executive may be required to work such additional hours as are necessary for the proper performance of his duties. Executive acknowledges that he shall not receive additional remuneration in respect of such additional hours. The Parties each agree that the nature of Executive’s position is such that his working time cannot be measured and, accordingly, that his employment falls within the scope of regulation 20 of the UK Working Time Regulations 1998 (SI 1998/1833).

The Company takes a zero-tolerance approach to tax evasion. Executive must not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country. Executive must immediately report to the Board of Directors any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made. Executive must at all times comply with the Company’s “Anti-Bribery and Anti-Tax Avoidance Compliance Policy”, a copy of which is available from the Company’s General Counsel (the “General Counsel”) and which may be updated from time to time.

The Company confirms that the Executive will not be required to invest more than three times his Base Salary in the stock of the Company, over the five-year period from the Effective Date, irrespective of any other policy or practice in effect at the Company from time to time.

1.5 Other Interests. The Executive agrees that, during the Employment Period, unless prevented by Incapacity, he will devote his whole time and attention, energy and best efforts to the business and affairs of the Company and its Affiliates, and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company or an Affiliate, except with the consent of the Board of Directors. The foregoing notwithstanding, the Parties recognize and agree that the Executive may engage in passive personal investments (such as real estate investments and rental properties) and other civic and charitable activities (such as continued service on non-profit and/or educational boards) that do not conflict with the business and affairs of the Company or interfere with the Executive’s performance of his duties hereunder without the necessity of obtaining the consent of the Board of Directors; provided, however, Executive agrees that if the Compensation Committee of the Board of Directors (the “Compensation Committee”) determines that continued service with one or more civic or charitable entities is inconsistent with the Executive’s duties hereunder and gives written notice to the Executive, he will promptly resign from such position(s). This Section 1.5 shall not apply to any interests with which the Executive is currently engaged and which have previously been disclosed to, and approved by, the Chairman of the Board of Directors, prior to the Effective Date. This Agreement shall not apply to restrict or curtail the Executive’s current level of involvement in such disclosed interests provided that, in respect of such interests, priority and precedence shall always be given to Executive’s duties for the Company under this Agreement.

1.6 Duty of Loyalty. The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to use his best endeavours to act at all times in the best interests of the Company and its Affiliates. In keeping with these duties, the Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business, and he shall not appropriate for the Executive’s own benefit any business opportunity concerning the subject matter of such fiduciary relationship. Executive shall comply with any statutory, fiduciary or common law duties to the Company, of which he is a director and not take any action which would cause him to be disqualified from acting as a director. He shall use his best endeavours to promote, protect, develop and extend the Company business and comply with all reasonable and lawful directions given to him by the Board of Directors and promptly make such reports to the Board of Directors in connection with the Company’s business or affairs on such matters or at such times as are reasonably required.

1.7 Executive Warranties. The Executive represents and warrants to the Company that, by entering into this agreement or performing any of his obligations under it, he will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him. The Executive warrants that he is entitled to work in the UK without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the Employment Period. The Executive warrants that he is not subject to any restrictions which prevent him from holding office as a director.

Article 2.

TERM AND TERMINATION OF EMPLOYMENT

2.1 Term of Employment. Unless sooner terminated pursuant to other provisions hereof, the Company agrees to employ the Executive for the period beginning on the Effective Date and ending on April 30, 2022 (the “Initial Term of Employment”). Beginning effective as of May 1, 2022 (the “Initial Extension Date”), the term of employment hereunder shall be extended automatically for an additional successive one-year period as of such date and as of each annual anniversary of the Initial Extension Date that occurs while this Agreement remains in effect so that the remaining term is one year; provided, however, if, at any time prior to the date that is at least twenty-eight (28) days (subject to statutory minimum as per Notice of Termination in Section 2.2) before the Initial Extension Date or any annual anniversary thereof, either Party gives Notice of Termination to the other Party that no such automatic extension shall occur and the Executive’s employment shall terminate on April 30 of the then-current one-year extension, then, for purposes of clarity, such termination shall not be a Severance Payment Event.

The Initial Term of Employment, and any extension of employment hereunder, shall be referred to herein as a “Term of Employment.” The entire period from the Effective Date through the date of Executive’s termination of employment with the Company, for whatever reason, shall be referred to herein as the “Employment Period.”

2.2 Notice of Termination. If the Company or the Executive desires to terminate the Executive’s employment hereunder at any time as of, or prior to, expiration of the Term of Employment, with or without Cause, such Party shall do so by giving written “Notice of Termination” to the other Party, subject to the terms and conditions of this Agreement regarding the rights and duties of the Parties upon termination of employment, and provided, however, that no such action shall alter or amend any other provisions hereof or rights arising hereunder. No further renewals of the Term of Employment hereunder shall occur pursuant to Section 2.1 after the giving of such Notice of Termination.

Such Notice of Termination by either Party shall be provided with at least four weeks’ notice. This minimum notice period shall increase by one week per year of employment after four years of continuous employment up to a maximum of 12 weeks’ notice after 12 years of continuous employment.

2.3 Resignation of Offices. Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment hereunder for any reason, unless otherwise requested by the Compensation Committee, Executive shall immediately resign from the Board of Directors and from all officer positions and all boards of directors of any Affiliates of which he may be a member. The Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned his officeholdings upon termination of his employment, regardless of when or whether he executes any such documentation.

2.4 Summary Termination (for Cause). The Company may terminate the employment of Executive with immediate effect without notice and with no liability to make any further payment to him (other than in respect of amounts accrued due at the date of termination) if Cause (as defined herein) has occurred or exists to terminate Executive and the Board of Directors have determined that to be the case.

The Company’s rights under this Section are without prejudice to any other rights that the Company might have at law to terminate the employment of Executive or to accept any breach of this Agreement by him as having brought the Agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver of these rights.

Article 3.

COMPENSATION AND BENEFITS

3.1 Base Salary(a) . During the Employment Period, the Executive shall receive a minimum annual base salary of US$450,000, which shall be prorated for any period of less than 12 months (the “Base Salary”). The Compensation Committee shall review the Executive’s Base Salary on an annual basis and may, in its sole discretion, increase, but not decrease, the Base Salary, and references in this Agreement to “Base Salary” shall refer to annual Base Salary as so increased. The Base Salary shall accrue daily and be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives, but no less frequently than monthly and shall be subject to such deductions as the Company is required by law to make. The Executive will be paid through the Company’s U.S. payroll in USD, unless and until the Parties agree otherwise.

3.2 Annual Bonuses. For the 2021 calendar year and subsequent calendar years during the Employment Period, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) under the Company’s annual incentive cash bonus plan for executives or any successor incentive cash bonus plan (the “Bonus Plan”), in an amount to be determined by the Compensation Committee, based on performance goals established by the Compensation Committee, in its discretion, pursuant to the terms of the Bonus Plan, and with a target percentage (the “Incentive Target Percentage”) of fifty percent (50%) of the Executive’s annual Base Salary as in effect at the beginning of the calendar year and may scale up or down based on achievement of personal and corporate goals established by the Compensation Committee.

3.3 Equity Awards after the Effective Date. During the Employment Period on and after the Effective Date, the Executive shall be eligible for stock options or other incentive awards in accordance with normal competitive pay practices, on a basis no less favorable than the process and approach used for the Company’s other senior executives, as determined by the Compensation Committee in its discretion. The annual long-term incentive award shall be up to fifty percent (50%) of Executive’s Base Salary.

3.4 Business and Entertainment Expenses. Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its executives generally, the Company shall reimburse the Executive for, or pay on behalf of the Executive, the reasonable and appropriate expenses incurred by the Executive for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.

3.5 Vacation. The Company’s “Holiday Year” is a calendar year. The Executive shall be entitled to 25 days of paid vacation, plus public and bank holidays in England and Wales, each Holiday Year in accordance with the Company’s vacation policy, as in effect from time to time. Such vacation leave entitlement in the first and last years of Executive’s employment shall be pro-rated accordingly. Executive shall not carry forward any accrued but untaken paid vacation entitlement to a subsequent Holiday Year unless he has been prevented from taking it in the relevant Holiday Year by one of the following: a period of sickness absence or statutory maternity, paternity, adoption, shared parental, parental or parental bereavement leave. In cases of sickness absence, carry-over is limited to four weeks’ vacation leave per Holiday Year less any leave taken during the Holiday Year that has just ended. Any such carried over vacation leave which is not taken within 6 months of the end of the relevant Holiday Year will be lost and forfeited. The Company shall not pay the Executive in lieu of untaken vacation leave except on termination of his employment. On termination of employment, the Company shall pay Executive in lieu of any accrued but untaken vacation leave for the Holiday Year in which termination takes place and any untaken days permitted to be carried forward from the preceding Holiday Year. The amount of the payment in lieu of accrued vacation time will be calculated as 1/260th of Base Salary for each untaken day of the entitlement. Executive Benefits.

3.6 Health Benefits. During each calendar year of the Employment Period, beginning on the Effective Date and pro-rated in the first and last calendar years of the Employment Period, as necessary, the Company shall pay to Executive an annual amount of US$22,000, which amount shall be indexed annually, effective as of January 1 for each calendar year during the Employment Period, based on the UK Consumer Prices Index (CPI), as an allowance for him to enable his participation in health and welfare benefits, including the acquisition of private health insurance as he may elect in his discretion.

3.7 Pension Benefits. During each calendar year of the Employment Period, beginning on the Effective Date and pro-rated in the first and last calendar years of the Employment Period, as necessary, the Company shall pay to Executive an annual amount of US$17,000, which amount shall be indexed annually, effective as of January 1 for each calendar year during the Employment Period, based on the UK Consumer Prices Index (CPI), as an allowance for him to invest in either a personal pension scheme or similar retirement funding as he may elect in his discretion.

3.8 Incapacity. If the Executive is absent from work due to Incapacity, he (or a person on his behalf) shall notify the Board of Directors of the reason for the absence as soon as possible but no later than 10:00 a.m. on the first day of absence. Subject to the Executive’s compliance with this agreement and the Company’s “Medical Sick Leave Policy” and “Extended Medical Leave Policy” Executive shall be entitled to receive his full Base Salary during any periods of sickness absence up to a maximum of two weeks in any 52-week period. This does not affect any entitlement Executive may have to receive Statutory Sick Pay (“SSP”) for the same periods of sickness absence, although any sick pay Executive receives from the Company shall be inclusive of any SSP due to him. Executive’s qualifying days for SSP purposes are Monday to Friday.

Executive agrees to consent to medical examinations (at the Company’s expense) by a doctor nominated by the Company at any time should we so require. If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, Executive shall immediately notify the Board of Directors of that fact and of any claim, settlement or judgment made or awarded in connection with it and all relevant particulars that the Board of Directors may reasonably require. Executive shall if required by the Board of Directors, co-operate in any related legal proceedings and refund to the Company that part of any damages or compensation recovered by Executive relating to the loss of earnings for the period of the Incapacity, as the Board of Directors may reasonably determine, less any costs borne by Executive in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to Executive by the Company in respect of the period of Incapacity. The Company’s rights to terminate this employment of Executive under the terms of this agreement apply even when such termination would or might cause Executive to forfeit any entitlement to sick pay or other benefits.

3.9 Other Paid Leave . Executive may be eligible to take the following types of paid leave, subject to any statutory eligibility requirements or conditions (and the Company’s rules) applicable to each type of leave in force from time to time: statutory paternity leave; statutory adoption leave; shared parental leave; and parental bereavement leave. Further details of such leave and any pay during such leave are available from the General Counsel.

3.10 Training. Aside from the Specialized Training, no training will be provided to Executive during the Employment Period

3.11 Disciplinary & Grievance Procedures. Executive shall be subject to the Company’s “Employee Handbook” and “Code of Business Conduct and Ethics”, copies of which are available upon request by Executive from the General Counsel. Executive may also request a copy of the grievance and disciplinary procedures for Executive from the General Counsel. These rules and procedures do not form part of Executive’s contract of employment.

If Executive wishes to appeal against a grievance decision he may do so in writing to the Board of Directors in accordance with Company procedure as set out in the grievance procedure for Executive. If Executive wishes to appeal against a disciplinary decision he may apply in writing to the Board of Directors in accordance with Company disciplinary procedure.

The Board of Directors may suspend Executive from any or all of his duties for no longer than is necessary to investigate any disciplinary matter involving him or so long as is otherwise reasonable while any disciplinary procedure against you is outstanding. During any period of suspension:

(a) Executive shall continue to receive his Base Salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(b) Executive shall remain an employee and bound by the terms of this Agreement;

(c) Executive shall ensure that the Board of Directors knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

(d) the Board of Directors may exclude Executive from his place of work or any of the Company’s or its Affiliate’s other premises; and

(e) the Board of Directors may require Executive not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Affiliate

Article 4.

RIGHTS AND PAYMENTS UPON TERMINATION.

4.1 Rights and Payments upon Termination. Executive’s right to compensation and benefits for periods after the date on which his employment terminates with the Company and all Affiliates (the “Termination Date”) shall be determined in accordance with this Article 4, as follows:

(a) Minimum Payments. Executive shall be entitled to the following minimum payments under this Section 4.1(a), in addition to any other payments or benefits to which he is entitled to receive under the terms of this Agreement or any employee benefit plan or program:

(i) his accrued and unpaid Base Salary through the Termination Date;

(ii) his accrued and unused vacation days through the Termination Date;

(iii) reimbursement of his reasonable business expenses that were incurred but unpaid as of the Termination Date; and

(iv) if the Executive is not required to work and has given or been given Notice of Termination, payment of Base Salary in lieu of notice pursuant to Sections 2.2 and 4.5.

Such salary, payment in lieu of notice (if applicable) and accrued vacation days shall be paid to Executive within five (5) Business Days following the Termination Date in a cash lump sum less applicable withholdings and any tax or National Insurance Contributions which the Company is required by law to deduct. Business expenses shall be reimbursed in accordance with the Company’s normal policy and procedures.

(b) Termination Benefits. In the event that during the Term of Employment Executive incurs a Severance Payment Event, the following severance benefits shall be provided to Executive hereunder or, in the event of his death before receiving all such benefits, to his Designated Beneficiary following his death:

(i) Additional Payment. The Company shall pay to Executive as additional compensation (the “Additional Payment”), an amount equal to fifty percent (50%) (in the event of a Regular Severance Payment Event), or one hundred fifty percent (150%) (in the event of a CIC Severance Payment Event), multiplied by the aggregate sum of the following compensation items:

(A) Executive’s Base Salary as in effect as of the Termination Date; plus

(B) an amount equal to the greater of (i) the average of Executive’s Annual Bonus (or other cash incentive bonus) paid or payable to Executive by the Company for the two calendar years immediately preceding the calendar year in which the Termination Date occurs or (ii) Executive’s target Annual Bonus for the full calendar year in which the Termination Date occurs; provided, however, in the event that the Termination Date occurs before the end of the calendar year, Executive shall be entitled to a prorata portion of the greater of clause (i) or (ii) above (based on the number of days in which he was employed during that year divided by 365).

Regardless of whether attributable to a Regular Severance Payment Event or a CIC Severance Payment Event, and subject to Section 4.1(b)(ii) in the event of an Anticipatory Termination, the Company shall make the Additional Payment to Executive over a six (6) month period in twelve (12) substantially equal bi-monthly payments that begin within twenty (20) days following the Termination Date. The payment of any Additional Payment shall be made in accordance with, and subject to, the Release requirements of Section 4.3 and the Company’s standard payroll procedures. In the event of Executive’s death prior to the payment of all installments of the (1) Additional Payment as provided above, or (2) the Remaining Additional Payment Amount as provided in Section 4.1(b)(ii), the remaining installment payments shall be aggregated and paid in a single sum payment to the Executive’s Designated Beneficiary within sixty (60) days from Executive’s date of death.

(ii) Anticipatory Termination. Notwithstanding any provision of this Agreement to the contrary, in the event of an Anticipatory Termination, the Company shall compute the Additional Payment payable to Executive as the result of a CIC Severance Payment Event and offset from such amount the aggregate amount of the installments of the Additional Payment, if any, that were already paid to Executive through the Change in Control Date as the result of his Regular Severance Payment Event. This Additional Payment attributable to the Executive’s CIC Severance Payment Event, as offset by any installment payments already made to Executive in respect of a Regular Severance Payment Event through the Change in Control Date, is defined as the “Remaining Additional Payment Amount”. The Remaining Additional Payment Amount shall be paid to Executive in substantially equal, bi-monthly installment payments over the remaining term of the one-year period that is specified in Section 4.1(b)(i). The Remaining Additional Payment Amount shall be paid to Executive, as provided above, without the requirement that Executive enter into a new Release Agreement.

4.2 Limitation on Other Severance Benefits.

(a) Limitation on Other Severance Payments. For purposes of clarity, in the event that (i) Executive voluntarily resigns or otherwise voluntarily terminates his own employment during the Term of Employment, except for (A) Good Reason or (B) due to his death or Disability, or (ii) Executive’s employment is terminated due to a No Severance Benefits Event, then, in either such event under clause (i) or (ii), the Company shall have no obligation to provide the severance benefits described in subsections (i) and (ii) of Section 4.1(b), Executive shall still be entitled to receive the severance benefits provided under Section 4.1(a).

(b) No Duplication of Severance Benefits. Notwithstanding Section 4.1, if Executive receives or is entitled to receive any severance benefit under any change of control policy, or any agreement with, or plan or policy of, the Company or any Affiliate, the amount payable under Section 4.1(b) to or on behalf of Executive shall be offset by such other severance benefits received by Executive, and Executive shall thus be entitled to receive the greater of such other severance benefits or the benefits provided under this Agreement, and not any duplicate benefits. The severance payments provided under this Agreement shall also supersede and replace any duplicative severance benefits under any severance pay plan or program that the Company or any Affiliate maintains for employees generally and that otherwise may cover Executive.

4.3 Settlement Agreement. In order to receive the Termination Benefits, Executive must first execute a standard form Settlement Agreement in substantially the same form as the template document provided by the Company and which is appended to this Agreement as Appendix B. The Executive shall retain a Legal Adviser (as defined in the Settlement Agreement), as the Legal Adviser is also required to execute the Settlement Agreement. The Settlement Agreement will be modified as deemed to be necessary or appropriate to the circumstances of the Executive’s termination and delivered to the Executive within fifteen (15) Business Days of the Termination Date, failing which the Company will be deemed to have waived any requirement for the Executive to sign a Settlement Agreement. Pursuant to the Settlement Agreement, Executive shall agree to release and waive, in return for such severance benefits, any employment-related claims or those claims related to his termination that he may have against the Company provided, however, the Settlement Agreement shall not waive any claim by or on behalf of Executive for any payment or benefit that is due and payable under the terms of this Agreement prior to the receipt thereof, and it shall not prevent the Executive enforcing the terms of the Settlement Agreement once agreed, or from relying on the provisions of any post termination rights (including, but without limitation, Section 6.5 below,) given to the Executive under this Agreement. The Executive must return the executed Settlement Agreement within fifteen (15) Business Days following the date of his receipt of that document (the “Settlement Period”) to receive Termination Benefits. If the Executive, and his Legal Adviser (as defined in the Settlement Agreement), signs and returns the executed Settlement Agreement within the Settlement Period, then the Executive shall be entitled to the Termination Benefits irrespective of whether the Company signs the Settlement Agreement.

If the Settlement Agreement delivery and non-revocation period spans two taxable years, the Termination Benefits will always be paid in the second taxable year. No Termination Benefits shall be payable or provided by the Company unless and until the Settlement Agreement has been fully executed by Executive and his Legal Adviser (as defined therein), if any, has not been revoked, and is no longer subject to revocation by Executive, and the Termination Benefits will be paid 30 days thereafter the last applicable event.

4.4 Notice of Termination. Any termination of employment by the Company or Executive shall be communicated by Notice of Termination, pursuant to Section 2.2, to the other Party.

4.5 Payment in Lieu of Notice Notwithstanding the other provisions in this Section 4, the Company may, in its sole and absolute discretion, terminate the Employment Period at any time and with immediate effect by notifying Executive that it is exercising its right under this section and that it will make, within 28 days, a payment in lieu of notice (the “Payment in Lieu”) to Executive. The Payment in Lieu will be equal to Executive’s Base Salary (as at the Termination Date) which he would have been entitled to receive under this agreement during the notice period referred to in Section 2.2 (or, if Notice of Termination has already been given, during the remainder of the notice period), less the usual income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

(a) any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;

(b) any payment in respect of benefits which Executive would have been entitled to receive during the period for which the Payment in Lieu is made; and

(c) any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

The Company may choose to pay any sums due under this Section 4.5 in equal monthly installments until the date on which the notice period would have expired if notice had been given.

Executive shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in relation to this Section and nothing in this Section shall prevent the Company from terminating Executive’s employment in breach. Notwithstanding this Section Executive shall not be entitled to any Payment in Lieu if the Company would otherwise have been entitled to terminate the Employment Period without notice on the basis of a For Cause termination. In that case the Company shall also be entitled to recover from Executive any Payment in Lieu (or any installments) already made.

4.6 Garden Leave. Following service of notice to terminate the Employment Period by either Party, or if Executive purports to terminate his employment under this Agreement in breach of contract, the Board of Directors may by written notice place Executive on Garden Leave for the whole or part of the remainder of the Executive’s Notice Period. During any period of Garden Leave:

(a) Executive shall not be a director of the Company unless the Board of Directors determines otherwise;

(b) the Company shall be under no obligation to provide any work to Executive and may revoke any powers he holds on any Company or Affiliate’s behalf;

(c) the Company may require Executive to carry out alternative duties or to only perform such specific duties as are expressly assigned to him, at such location (including home) as the Company may decide;

(d) Executive shall continue to receive his Base Salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(e) Executive shall remain an employee and bound by the terms of this Agreement (including any implied duties of good faith and fidelity);

(f) Executive shall ensure that the Board of Directors knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

(g) the Company may exclude Executive from any of the Company’s or Affiliate’s premises; and

(h) the Company may require Executive not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Affiliate.

Article 5.

CONFIDENTIAL INFORMATION AND

RESTRICTIVE COVENANTS

5.1 Access to Confidential Information and Specialized Training. In connection with his employment and continuing on an ongoing basis during the Employment Period, the Company and its Affiliates will give Executive access to Confidential Information, which Executive did not have access to or knowledge of before the execution of this Agreement. Executive acknowledges and agrees that all Confidential Information is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. Executive further acknowledges and agrees that Executive owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information constitutes “trade secrets” under applicable laws, and that unauthorized disclosure or unauthorized use of the Confidential Information would irreparably injure the Company or any of its Affiliates.

The Company also agrees to provide Executive with Specialized Training, which Executive does not have access to or knowledge of before the execution of this Agreement and continuing on an ongoing basis during his employment.

5.2 Agreement Not to Use or Disclose Confidential Information. Both during the term of Executive’s employment and after his termination of employment for any reason (including wrongful termination), Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company or its Affiliates, in accordance with the duties assigned to Executive. Executive shall not, at any time (either during or after the term of Executive’s employment), disclose any Confidential Information to any Person (except other Persons who have a need to know the information in connection with the performance of services for the Company or its Affiliate), or copy, reproduce, modify, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from the Company’s premises, without the prior written consent of the Compensation Committee, or permit any other Person to do so. Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This agreement and covenant applies to all Confidential Information, whether now known or later to become known to Executive.

The Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information relating to the Company or any of its Affiliates, and their respective businesses, that has been obtained by the Executive during the Executive’s employment by the Company and which is not public knowledge (other than by acts of the Executive or representatives of the Executive in violation of this Agreement).

Following the termination of the Executive’s employment with the Company for any reason, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, or in compliance with any legal regulatory or compliance obligation or process, communicate or divulge any such Confidential Information to any Person other than the Company and those designated by it. This Section shall not apply to any information which is already in, or comes into, the public domain other than through Executive’s unauthorised disclosure; or any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

The Company has and will disclose to the Executive, or place the Executive in a position to have access to or develop, trade secrets and Confidential Information of the Company or its Affiliates; and/or has and will place the Executive in a position to develop business goodwill on behalf of the Company or its Affiliates; and/or has and will entrust the Executive with business opportunities of the Company or its Affiliates. As part of the consideration for the compensation and benefits to be paid to the Executive hereunder; the Executive hereby agrees to accept these restrictions in this Section to protect the trade secrets and Confidential Information of the Company and its Affiliates that have been and will in the future be disclosed or entrusted to the Executive, the business goodwill of the Company and its Affiliates that has been and will in the future be developed in the Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to the Executive; and as an additional incentive for the Company to enter into this Agreement, the Company and the Executive agree to the non-competition and the non-solicitation obligations set forth in this Agreement.

5.3 Duty to Return Company Documents and Property. Upon the termination of Executive’s employment with the Company and its Affiliates, for whatever reason, or upon the request of the Board of Directors at any time, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or its Affiliate or relating to their businesses, in Executive’s possession or under his control, and regardless of, whether prepared by Executive or others. If at any time after the Employment Period, Executive determines that he has any Confidential Information in his possession or under his control, Executive shall immediately return to the Company all such Confidential Information, including all copies (including electronic versions) and portions thereof. Executive. will, at the Company’s request, provide without delay a written and signed confirmation of compliance with this Section.

Within one (1) day after the end of the Employment Period for any reason, the Executive shall return to Company all Confidential Information which is in his possession, custody or control.

5.4 Intellectual Property. Executive shall promptly disclose to the Company all ideas, inventions, computer programs, and discoveries, whether or not patentable or copyrightable, which he may conceive or make, alone or with others, during the Employment Period, whether or not during working hours, and which directly or indirectly:

(a) relate to matters within the scope, field, duties or responsibility of Executive’s employment with the Company; or

(b) are based on any knowledge of the actual or anticipated business or interest of the Company or any of its Affiliates; or

(c) are aided by the use of time, materials, facilities or information of the Company or its Affiliate.

Executive shall assign to the Company, without further compensation, all rights, titles and interest in all such ideas, inventions, computer programs and discoveries in all countries of the world.

Executive recognizes that all ideas, inventions, computer programs and discoveries of the type described above, conceived or made by Executive alone or with others within six (6) months after termination of employment (voluntary or otherwise), are likely to have been conceived in significant part either while employed by the Company or as a direct result of knowledge Executive had of Confidential Information. Accordingly, Executive undertakes and agrees to inform the Company of any such ideas, inventions or discoveries without delay and the same shall be presumed to have been conceived during his employment with the Company, unless and until the contrary is clearly established by Executive. Executive may be required to provide written confirmation of the existence or absence (as applicable) of any such ideas, inventions or discoveries at any time up to six (6) months following the end of the Employment Period.

5.5 Inventions. Any and all writings, computer software, inventions, improvements, processes, procedures and/or techniques which Executive may make, conceive, discover, or develop, either solely or jointly with any other Person, at any time during the Employment Period, whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company or its Affiliate, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company or its Affiliate. Executive shall take all actions necessary so that the Company or its Affiliate can prepare and present applications for copyright or Letters Patent therefor and can secure such copyright or Letters Patent wherever possible, as well as reissue renewals, and extensions thereof, and can obtain the record title to such copyright or patents. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any such writings, computer software, inventions, improvements, processes, procedures and techniques. Executive acknowledges that the Company or its Affiliate from time to time may have agreements with other Persons which impose obligations or restrictions on the Company or its Affiliate regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions and to take all reasonable action which is necessary to discharge the obligations of the Company or its Affiliate with respect thereto.

Executive hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which he has or will have in any existing or future works referred to in Sections 5.4 and 5.5. Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to execute documents, use his name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of these Sections 5.4 and 5.5.

5.6 Post Termination Restrictions.

(a) In order to protect the Confidential Information and the business, client and trade connections and the stability of the workforce, to which the Executive has had access as a result of his employment, Executive covenants with the Company (on its own behalf and as trustee and agent for its Affiliates) that Executive shall not:

(i) for 12 months after the Termination Date, howsoever caused, solicit or endeavour to entice away from the Company or any of its Affiliates the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

(ii) for 12 months after the Termination Date, howsoever caused, in the course of any business concern which is or intends to be in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company or any of its Affiliates any Restricted Person;

(iii) for 12 months after the Termination Date howsoever caused, in the course of any business concern which is or intends to be in competition with any Restricted Business, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement;

(iv) for 12 months after the Termination Date, howsoever caused, be involved in any Capacity with any business concern which is (or intends to be) in competition with the Restricted Business.

(v) for 12 months after the Termination Date, howsoever caused, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or

(vi) at any time after the Termination Date, represent himself as connected with the Company or any of its Affiliates in any Capacity, other than as a former employee, or use any registered business names or trading names associated with the Company or any of its Affiliates.

(b) None of the above restrictions in Section 5.6(a)(i) through (vi) shall prevent Executive from:

(i) holding an investment by way of shares or other securities of not more than five percent (5%) of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or

(ii) being engaged or concerned in any business concern insofar as his duties or work shall relate solely to geographical areas outside of the Restricted Area; or

(iii) any business with which the Executive has been involved pursuant to Section 1.5.

(c) The restrictions imposed on Executive by this Section 5.6 apply to his acting:

(i) directly or indirectly; and

(ii) on his own behalf or on behalf of, or in conjunction with, any firm, company or person.

(d) The periods for which the restrictions above apply shall be reduced by any period that Executive spends on Garden Leave immediately before the Termination Date.

(e) If, during his employment under this Agreement or before the expiry of the last of the covenants in this section, Executive receives an approach or offer to be involved in any Capacity in a business which competes with any part or parts of the Company’s business or its Affiliate’s business with which he is or has been involved to a material extent during the Appointment, Executive shall:

(i) notify the Board of Directors in writing of the fact of the approach or offer and the identity of the person making the approach or offer as soon as possible; and

(ii) give the person making the offer a copy of this Section 5.6 within seven (7) days of the offer being made.

(f) The obligations contained in this Section are continuing obligations and shall also apply if, at any time subsequent to the relevant approach or offer being made, but before the expiry of the last of the covenants in this Section, the business making the offer or approach so competes with the Company’s or its Affiliate’s business.

(g) If, at any time during Executive’s employment, one or more Restricted Persons have left their employment, appointment or engagement with the Company or its Affiliate to carry out services for a business concern which competes with, or is intended to compete with any Restricted Business, Executive will not at any time during the six months following the last date on which any of those Restricted Persons were employed or engaged by the Company or its Affiliate, be employed or engaged in any way with that business concern.

(h) The Parties entered into the restrictions in this Section having been separately legally advised.

(i) Each of the restrictions in this Section is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

(j) If the Executive’s employment is transferred to any firm, company, person or entity (other than an Affiliate) (the “New Employer”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, Executive will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause protecting the confidential information, clients and customer relationships, trade secrets and business connections of the New Employer.

(k) Executive will, at the Company’s request and expense, enter into a separate agreement with any Affiliate in which he agrees to be bound by restrictions corresponding to those restrictions in this Section (or such of those restrictions as may be appropriate) in relation to that Affiliate.

5.7 Forfeiture of Severance Payment. A “Forfeiture Event” for purposes of this Agreement will occur if (a) Executive knowingly or inadvertently violates any of the covenants or restrictions contained in Sections 5.1 through 5.6, or (b) the Company learns of facts within one (1) year following Executive’s Termination Date that, if such facts had been known by the Company as of the Termination Date, would have resulted in the termination of Executive’s employment hereunder by the Company for Cause, or (c) the Executive fails or refuses to provide upon request the written confirmation sought by the Company in Section 5.4. In the event of a Forfeiture Event, and if within thirty (30) days of being notified by the Company in writing of the Forfeiture Event, Executive has not remedied, cured, corrected or mitigated the Forfeiture Event to the satisfaction of the Company (acting reasonably), then within a further 30 days thereafter of being notified by the Company of that fact, he shall repay to the Company the full amount of the Additional Payment received by Executive pursuant to Section 4.1(b), net of any tax withholdings that were previously withheld from such payment. Executive specifically recognizes and affirms that this Section 5.7 is a material part of this Agreement without which the Company would not have entered into this Agreement. Executive further covenants and agrees that should all or any part or application of this Section 5.7 be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Executive and the Company, then Executive shall promptly pay to the Company the amount of the Additional Payment, or such lesser amount as shall be determined to be the maximum reasonable and enforceable amount by a court, as applicable.

5.8 Removal of Restrictions by Court. It is expressly understood and agreed that the Company and the Executive consider the restrictions contained in this Article 5 to be reasonable and necessary to protect the Confidential Information, client and customer connections, trade, workforce stability and reasonable business interests of the Company or its Affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the unenforceable restrictions therein set forth to be deleted by such court such that the Agreement shall be reasonable and enforceable and, as such, shall then be fully enforced in the geographic area and for the time period to the full extent permitted by law.

5.9 No Previous Restrictive Agreements. Executive represents that, except for agreements he disclosed in writing to the Company, he is not bound by the terms of any agreement with any previous employer or other Person to (a) refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment by the Company or (b) refrain from competing, directly or indirectly, with the business of such previous employer or any other Person. Executive further represents that his performance of all the terms of this Agreement and his work duties for the Company does not, and will not, breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company, and Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or other Person.

5.10 Conflicts of Interest. In keeping with his fiduciary duties to Company, Executive hereby agrees that he shall not become involved in a conflict of interest, or upon discovery thereof, allow such a conflict to continue at any time during the Employment Period. Moreover, Executive agrees that he shall abide by the Company’s Code of Conduct, as it may be amended from time to time, and immediately disclose to the Board of Directors any known facts which might involve a conflict of interest or potential conflict of interest arising of which the Board of Directors was not aware.

5.11 Remedies. Executive acknowledges that the restrictions contained in this Article 5, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, and that any violation of this Agreement would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Executive of any provision of Article 5, the Company shall be entitled to claim injunctive relief restraining Executive from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. These covenants and disclosures shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.

The Executive acknowledges that money damages would not be sufficient remedy for any breach of Article 5 by the Executive, and the Company shall also be entitled to specific performance as an available remedy for any such breach or any threatened breach. The remedies provided in this Section 5.11 shall not be deemed the exclusive remedies for a breach of Article 5, but shall be in addition to all remedies available at law or in equity.

5.12 No Disparaging Comments. Executive and the Company (and its Affiliates) shall each refrain from any criticisms or disparaging comments about each other or in any way relating to Executive’s employment or separation from employment; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or any of its Affiliates or by the Executive to any law enforcement agency, or any regulatory or compliance authority. The Company and Executive will not be in breach of this covenant solely by reason of testimony or disclosure that is required for compliance with applicable law or regulation or by compulsion of law. A violation or threatened violation of this prohibition may be enjoined by a court of competent jurisdiction. The rights under this provision are in addition to any and all rights and remedies otherwise afforded by law to the Parties.

Executive acknowledges that in executing this Agreement, he has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution or any other state constitution which may be deemed to apply) rights to disclose, communicate, or publish disparaging information or comments concerning or related to the Company or its Affiliate; provided, however, nothing in this Agreement shall be deemed to prevent Executive from testifying fully and truthfully in response to a subpoena from any court or from responding to an investigative inquiry from any governmental agency.

5.13 Company Documents and Property. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Executive’s custody, possession or control that have been obtained or prepared in the course of Executive’s employment with the Company shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without Executive retaining any copies, extracts or parts or any electronic versions, immediately upon notification of the termination of Executive’s employment or at any other time requested by the Company. The Company shall have the right to retain, access, and inspect all property of any kind in the office or premises of the Company.

5.14 Data Protection . The Company will collect and process information relating to Executive in accordance with the privacy notice which is attached to this agreement. Executive is required to sign and date the privacy notice and return to the General Counsel. Executive shall comply with the Company’s data protection policy when handling personal data in the course of employment` including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of the Company or its Affiliates. Executive will also comply with the Company’s “Code of Business Conduct and Ethics” and “Computer, Network & Equipment Use Policy”. Failure to comply with the Company’s data protection policy or any of the policies listed above shall subject the Executive to discipline pursuant to the Company’s disciplinary procedures and, in serious cases, may be treated as gross misconduct leading to summary dismissal.

5.15 Collective Agreements . There is no collective agreement which directly affects the Executive’s employment.

Article 6.

GENERAL PROVISIONS

6.1 Matters Relating to Section 409A of the Code. Notwithstanding any provision in this Agreement to the contrary, if the payment of any compensation or benefit provided hereunder (including, without limitation, any Termination Benefits) would be subject to additional taxes and interest under Section 409A of the Code (“Section 409A”), then the Company may, after consulting with Executive, reform such provision to comply with Section 409A or to preclude imposition of taxes or interest under Section 409A, to the full extent permitted under Section 409A:

6.2 Withholdings; Right of Deduction. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement at any time (a) all applicable taxes and national insurance contributions as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal employee deductions made with respect to Company’s employees generally, and (c) any advances made to Executive and owed to Company.

6.3 Nonalienation. The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Executive, his dependents or beneficiaries, or to any other Person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any Person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such Person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

6.4 Incompetent or Minor Payees. Should the Compensation Committee determine, in its discretion, that any Person to whom any payment is payable under this Agreement has been determined to be legally incompetent or is a minor, any payment due hereunder, notwithstanding any other provision of this Agreement to the contrary, may be made in any one or more of the following ways: (a) directly to such Person; (b) to the legal guardian or other duly appointed personal representative of the individual or the estate of such Person; or (c) to such adult or adults as have, in the good faith knowledge of the Compensation Committee, assumed custody and support of such Person; and any payment so made shall constitute full and complete discharge of any liability under this Agreement in respect to the amount paid.

6.5 Indemnification. The Company hereby agrees to indemnify Executive and hold Executive harmless to the fullest extent permitted under the organizational documents of the Company and applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages (including advancement of fees and expenses) resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company hereunder. The Company shall accordingly cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Period, in the same amount and to the same extent as the Company covers its other officers and directors. The foregoing obligations shall survive the termination of Executive’s employment with the Company and shall be in addition to any other indemnification rights Executive is entitled to, under existing or future indemnification agreements or otherwise.

6.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), and this Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as previously defined and any successor by operation of law or otherwise, as well as any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement. The Company has the right and authority, in its discretion, to assign this Agreement to a directly or indirectly fully-owned subsidiary of the Company that is domiciled in the United Kingdom and Executive hereby agrees to any such assignment or transfer. Except as provided in the preceding provisions of this Section 6.6, this Agreement, and the rights and obligations of the Parties hereunder, are personal in nature and neither this Agreement, nor any right, benefit, or obligation of either Party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the written consent of the other Party.

6.7 Notice. Each Notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified and recorded mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below or under that Party’s signature on this Agreement, or at such other address as the recipient has designated by Notice to the other Party.

To the Company:	VAALCO Energy, Inc.
9800 Richmond Avenue, Suite 700
Houston, Texas 77042
Attention: General Counsel & Corporate Secretary

To Executive:	George Maxwell

(as set forth below his signature)

Each Notice or communication so transmitted, delivered, or sent (a) in person, by courier or messenger service, or by certified and recorded mail (return receipt requested) shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal), or (b) by email or facsimile shall be deemed given, received, and effective on the date of actual receipt (with the confirmation of transmission being deemed conclusive evidence of receipt, except where the intended recipient has promptly Notified the other Party that the transmission is illegible). Nevertheless, if the date of delivery or transmission is not a Business Day, or if the delivery or transmission is after 4:00 p.m. (local time at the recipient) on a Business Day, the Notice or other communication shall be deemed given, received, and effective on the next Business Day.

6.8 Severability. It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction, the Parties hereby agree and consent that such provision shall be modified or deleted to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

6.9 No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and to their respective successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any Persons who are third parties.

6.10 Waiver of Breach. No waiver by either Party of a breach of any provision of this Agreement by the other Party, or of compliance with any condition or provision of this Agreement to be performed by the other Party, will operate or be construed as a waiver of any subsequent breach by the other Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.

6.11 Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall, as applicable, survive any termination or expiration of this Agreement or following the Executive’s Termination Date.

6.12 Entire Agreement; Amendment and Termination. This Agreement contains the entire agreement of the Parties with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties concerning the subject matter hereof. This Agreement may be amended, waived or terminated only by a written instrument that is identified as an agreed amendment, waiver or termination hereto and that is executed by or on behalf of both Parties.

6.13 Interpretive Matters. In the interpretation of the Agreement, except where the context otherwise requires:

(a) Headings. The Agreement headings are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(b) The terms “including” and “include” do not denote or imply any limitation.

(c) The conjunction “or” has the inclusive meaning “and/or”.

(d) The singular includes the plural, and vice versa, and each gender includes each of the others.

(e) The term “month” refers to a calendar month.

(f) Reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof.

(g) The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision;

(h) All amounts referenced herein are in U.S. dollars.

6.14 Governing Law; Jurisdiction.

(a) All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the state of Texas, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Texas.

(b) Jurisdiction and venue of any action or proceeding relating to this Agreement or any Dispute shall be exclusively in the federal and state courts of competent jurisdiction in Houston or Harris County, Texas. By entering into this Agreement, Executive consents to be subject to personal jurisdiction in the federal courts and Texas state courts situated in Houston, Texas or Harris County, Texas.

6.15 Executive Acknowledgment. Executive acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read this Agreement and understands its terms and conditions, (c) he has had ample opportunity to discuss this Agreement with his legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party. Executive represents that he is free to enter into this Agreement including, without limitation, that he is not subject to any covenant not to compete or other restrictive covenant that would conflict with his employment duties and covenants under this Agreement.

6.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one Party hereto, but together signed by both Parties.

[Signature page follows.]

IN WITNESS WHEREOF, Executive has hereunto set his hand and Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the Effective Date.

WITNESS:		EXECUTIVE:

Signature:	/s/ R. Buchan	Signature:	/s/ George Maxwell

Name:	R. Buchan	Name:	George Maxwell

Date:	9 April 2021	Date:	9 April 2021

Executive’s Address for Notices:

George Maxwell

10 Springdale Crescent,

Bieldside, Aberdeen AB15 9FG

ATTEST:		COMPANY:

VAALCO ENERGY, INC.

By:	/s/ Michael G. Silver	By:	/s/ Andrew Fawthrop

Name:	Michael G. Silver	Name:	Andrew Fawthrop

Title:	General Counsel	Title:	Chairman of the Board

Date:	10 April 2021	Date:	9 April 2021

APPENDIX A

Definitions Appendix

1. “Affiliate” has the same meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended from time to time.

2. “Anticipatory Termination” means a Separation From Service of the Executive on or after August 1, 2021, and within the time period that begins on the first day of the month that is three (3) months immediately preceding the first day of the month containing the Change in Control Date and ends on the Change in Control Date but only if the Executive’s Separation From Service was (a) due to a termination by the Company without Cause or (b) a termination by the Executive for Good Reason. For purposes of clarification and not limitation, a Separation From Service for Cause, or due to Executive’s death or Disability or his voluntary resignation without Good Reason, is not an Anticipatory Termination.

3. “Arbitration Rules” means the Rules for Employment Arbitrations of the American Arbitration Association, as in effect at the time of arbitration of a Dispute.

4. “Board” means the then-current Board of Directors of the Company.

5. “Business Day” means any Monday through Friday, excluding any such day on which banks are authorized to be closed in Texas.

6. “Capacity” means as agent, consultant, director, employee, worker, owner, partner or shareholder.

7. “Cause” shall mean the termination by the Company of the Executive’s employment with the Company in circumstances of:

(a) any act or omission of Executive which constitutes gross misconduct and which has been determined by the Board of Directors, acting reasonably, to be so;

(b) the conviction of the Executive of a criminal offence by a court of competent jurisdiction of a crime involving moral turpitude or which is a crime other than an offence under any road traffic legislation in the UK or elsewhere) for which a fine or non-custodial penalty is imposed;

(c) Executive being disqualified from acting as a director or resigning as a director from the Company without the prior written approval of the Board of Directors;

(d) the commission by the Executive of a material act of fraud or dishonesty upon the Company or any of its Affiliates, or any customer or supplier thereof;

(e) the misappropriation of any funds or property of the Company or any of its Affiliates, or any customer or supplier thereof, by the Executive;

(f) the Executive’s gross negligence or gross incompetence or otherwise the willful and continued failure by the Executive to perform the material duties assigned to him that is not cured to the reasonable satisfaction of the Company within 30 days after written notice of such failure is provided to Executive by the Board or the Compensation Committee (or by an officer of the Company who has been designated by the Board or the Compensation Committee for such purpose);

(g) the engagement by the Executive in any direct and material conflict of interest with the Company or any of its Affiliates without compliance with the Company’s conflict of interest policy (or the conflict of interest policy of any Affiliate of the Company, if any) then in effect;

(h) the violation by the Executive of the Company’s “Code of Business Conduct and Ethics” or the Executive’s serious breach of the Company’s rules and policies (including but not limited to the “Employee Handbook”, “Anti-Bribery and Anti-Tax Avoidance Compliance Policy”, “Insider Trading Policy”, “Computer, Network & Equipment Use Policy”, and other policies and procedures related to Company rules on electronic communications);

(i) the engagement by the Executive, without the written approval of the Board or the Compensation Committee, in any material activity which competes with the business of the Company or any of its Affiliates or which would result in a material injury to the business, reputation or goodwill of the Company or any of its Affiliates;

(j) the Executive is declared bankrupt or makes any arrangement with or for the benefit of his creditors or have a county court administration order made against you under the County Court Act 1984; or

(k) the Executive is, in the opinion of a medical practitioner physically or mentally incapable of performing his duties and may remain so for more than three months and the medical practitioner has given a medical opinion to the Board of Directors to that effect; or

(l) ceases to be eligible to work in the UK.

8. “Change in Control” means the occurrence of any one or more of the following events:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company or any Subsidiary, (ii) any acquisition by the Company or any Subsidiary or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iii) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”), if, following such Merger, the conditions described in Section 7.8(c) (below) are satisfied;

(b) Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) The consummation of a Merger involving the Company, unless immediately following such Merger, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to Merger beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Merger (or its parent corporation) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Merger; or

(d) The sale consummation, or other disposition of all or substantially all of the assets of the Company, unless immediately following such sale or other disposition, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the consummation of such sale or other disposition beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation acquiring such assets in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to the consummation of such sale or disposition, and (ii) at least a majority of the members of the board of directors of such corporation (or its parent corporation) were members of the Incumbent Board at the time of execution of the initial agreement or action of the Board of Directors providing for such sale or other disposition of assets of the Company; or

(e) The approval by the stockholders of the Company or the Board of a plan for the complete liquidation or dissolution of the Company.

Notwithstanding the foregoing provisions of this Change in Control definition, to the extent that any payment (or acceleration of payment) under the Agreement is considered to be deferred compensation that is subject to, and not exempt under, Code Section 409A, then the term Change in Control hereunder shall be construed to have the meaning as set forth in Code Section 409A, but only with respect to the payment (or acceleration of payment) of such deferred compensation, and to the extent inconsistent with the foregoing provisions of this definition as determined by the Incumbent Board.

9. “Change in Control Date” means the first date upon which a Change in Control event occurs, provided that such date occurs (a) during either (i) the Employment Period or (ii) the three-month period following the end of the Employment Period as specified in the definition of “Anticipatory Termination” if applicable, and (b) is, in any event, on or after August 1, 2021.

10. “CIC Window Period” means (a) the time period beginning on the Change in Control Date and ending on the last day of the twelve (12) consecutive month period that begins immediately following the last day of the month containing the Change in Control Date, or (b) following an Anticipatory Termination, the occurrence of a Change in Control (which Change in Control must qualify as a “change in control event” within the meaning of Section 409A) within the three-month period that is specified in the definition of “Anticipatory Termination”.

11. “Code” means the Internal Revenue Code of 1986, as amended, or its successor. References herein to any Section of the Code shall include any successor provisions of the Code.

12. “Confidential Information” means any information or material known to, or used by or for, the Company or an Affiliate (whether or not owned or developed by the Company or an Affiliate and whether or not developed by Executive) that is not generally known by other Persons in the Business. For all purposes of the Agreement, Confidential Information includes, but is not limited to, the following: all trade secrets of the Company or an Affiliate; all non-public information that the Company or an Affiliate has marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all non-public information concerning the Company’s or Affiliate’s products, services, prospective products or services, research, prospects, leases, surveys, seismic data, drilling data, designs, prices, costs, marketing plans, marketing techniques, studies, test data, leasehold and royalty owners, investors, suppliers and contracts; all business records and plans; all personnel files; all financial information of or concerning the Company or an Affiliate; all information relating to the Company’s operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Company or an Affiliate; all computer hardware or software manuals of the Company or an Affiliate; all Company or Affiliate training or instruction manuals; all Company or Affiliate electronic data; and all computer system passwords and user codes.

13. “Designated Beneficiary” means Executive’s surviving spouse, if any, as determined for purposes of the Code. If there is no such surviving spouse at the time of Executive’s death, then the Designated Beneficiary shall be Executive’s estate.

14. “Disability” shall mean that Executive is entitled to receive long-term disability (“LTD”) income benefits under the LTD plan or policy maintained by the Company or an Affiliate that covers Executive. If, for any reason, Executive is not covered under such LTD plan or policy, then “Disability” shall mean a “permanent and total disability” as defined in Code Section 22(e)(3) and Treasury regulations thereunder. Evidence of such Disability shall be certified by a physician acceptable to both the Company and Executive. In the event that the Parties are not able to agree on the choice of a physician, each shall select one physician who, in turn, shall select a third physician to render such certification. All costs relating to the determination of whether Executive has incurred a Disability shall be paid by the Company. Executive agrees to submit to any examinations that are reasonably required by the attending physician or other healthcare service providers to determine whether he has a Disability.

15. “Dispute” means any dispute, disagreement, controversy, claim, or cause of action arising in connection with or relating to this Agreement or Executive’s employment or termination of employment hereunder, or the validity, interpretation, performance, breach, modification or termination of this Agreement.

16. “Good Reason” means, with respect to Executive, the occurrence of any one or more of the following events which first occurs during the Employment Period, except as a result of actions taken in connection with termination of Executive’s employment for Cause or Disability, and without Executive’s specific written consent:

(a) The assignment to Executive of any duties that are materially inconsistent with Executive’s executive position, which in this definition includes status, reporting relationship to the Board of Directors, office, title, scope of responsibility over corporate level staff or operations functions, or responsibilities as an officer of the Company, or any other material diminution in Executive’s position, authority, duties, or responsibilities, other than (in any case or circumstance) an isolated and inadvertent action not taken in bad faith that is remedied by the Company within thirty (30) Business Days after Notice thereof to the Company by Executive; or

(b) The Company requires Executive to be based at any office or location that is farther than forty (40) miles from Executive’s principal office location located in the London, UK metropolitan area, except for required business travel; or

(c) Any failure by the Company to obtain an assumption of this Agreement by its successor in interest, or any action or inaction that constitutes a material breach by the Company of this Agreement.

Notwithstanding the foregoing definition of “Good Reason”, Executive cannot terminate his employment under the Agreement for Good Reason unless Executive (1) first provides written Notice to the Compensation Committee of the event (or events) that Executive believes constitutes a Good Reason event (above) within sixty (60) days from the first occurrence date of such event, and (2) provides the Company with at least thirty (30) Business Days to cure, correct or mitigate the Good Reason event so that it either (A) does not constitute a Good Reason event hereunder or (B) Executive specifically agrees, in writing, that after any such modification or accommodation by the Company, such event does not constitute a Good Reason event hereunder.

17. “Garden Leave” means any period under which the Company has exercised its rights under Section 4.6.

18. “Incapacity” means any sickness, injury or other medical disorder or condition which prevents Executive from carrying out his duties.

19. “No Severance Benefits Event” means termination of Executive’s employment under the Agreement for Cause.

20. “Notice” means a written communication complying with Section 6.7 (“Notify” has the correlative meaning).

21. “Notice of Termination” means a written Notice which (a) indicates the specific termination provision in the Agreement that is being relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (c) if the Termination Date is other than the date of receipt of such Notice, specifies the termination date (which date shall be not more than sixty (60) days after the giving of such Notice). Any termination of Executive by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other Party. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of such Party, or preclude such Party from asserting, such fact or circumstance in enforcing such Party’s rights.

22. “Person” means any individual, firm, corporation, partnership, limited liability company, trust, or other entity, including any successor (by merger or otherwise) of such entity.

23. “Restricted Area” means any geographical area (a) in which the Company or any of its Affiliates has operations or otherwise undertakes its or their business or (b) in relation to which, as at the Termination Date, the Company or any of its Affiliates has taken any action that discloses an intent to have operations or undertake its or their business therein. For avoidance of doubt, the Restricted Area as of the Effective Date comprises Gabon and Equatorial Guinea including their respective territorial waters.

24. “Restricted Business” means those parts of the Company’s or its Affiliate’s business with which Executive was involved or concerned to a material extent in the 12 months before the Termination Date.

25. “Restricted Customer” means any firm, company, person or other entity who, during the twelve (12) months before the Termination Date, was a customer or prospective customer of or was in the habit of dealing with the Company or its Affiliate and with whom Executive had contact or about whom he became aware or informed or was introduced to by the Company or its Affiliate in the course of his employment. This definition shall not include any firm, person, company or other entity with whom the Executive had a prior relationship, or with whom he had worked, or done business with before the date of the commencement of this Agreement except with respect to any operations or other business of the Company or any of its Affiliates relating to the Restricted Area.

26. “Restricted Person” means anyone employed or engaged by the Company or its Affiliate at the level of manager, officer or above or who could materially damage the interest of the Company or its Affiliate if they were involved in any Capacity in any business concern which competes (or intends to compete) with any Restricted Business and with whom the Executive dealt in the twelve (12) months before the Termination Date in the course of his employment.

27. “Settlement Agreement” means a settlement agreement, in such form as is prepared and delivered by the Company to Executive. The Settlement Agreement shall not release any claim by or on behalf of Executive for any payment or other benefit which is required under this Agreement and not conditioned upon execution and non-revocation of the Settlement Agreement by Executive prior to the receipt thereof, except as may otherwise be agreed to by Executive.

28. “Severance Payment Event” means either a (a) “CIC Severance Payment Event” or (b) “Regular Severance Payment Event”, as such terms are defined below.

(a) “CIC Severance Payment Event” means either: the Executive’s Separation From Service with the Company and all Affiliates that occurs within the CIC Window Period, other than (1) voluntarily by the Executive unless such resignation is for Good Reason, (2) due to Executive’s death or Disability, or (3) involuntarily by the Company for Cause. Notwithstanding any provision herein to the contrary, any Separation From Service of the Executive that (i) does not occur within the CIC Window Period or (ii) is otherwise not described in this subsection (a), shall not be considered a CIC Severance Payment Event.

(b) “Regular Severance Payment Event” means a Separation From Service that is not a CIC Severance Payment Event and such Separation From Service is due to: (1) involuntarily termination of Executive’s Employment by the Company, except due to a No Severance Benefits Event, (2) termination of Executive’s Employment due to his death or Disability, or (3) termination of Executive’s Employment for Good Reason.

For all purposes of this definition of “Severance Payment Event”, any transfer of the Executive’s Employment from the Company to an Affiliate, from an Affiliate to the Company, or from one Affiliate to another Affiliate, is not a Separation From Service of the Executive (though any such transfer might, depending on the circumstances, constitute or result in a Separation From Service by the Executive for Good Reason). Any termination by the Company of the Executive for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other Party.

29. “Specialized Training” includes the training the Company provides to Executive that is unique to its business and enhances Executive’s ability to perform his job duties effectively, which includes, without limitation, orientation training, operation methods training, and computer and systems training.

30. “Subsidiary” means a corporation or other entity, whether incorporated or unincorporated, of which at least a majority of the voting securities is owned, directly or indirectly, by the Company.

31. “Termination Benefits” means the benefits described in Section 4.1(b).

32. “Termination Date” means the date on which Executive’s employment terminates with the Company and all Affiliates.

APPENDIX B

Form Settlement Agreement

DATED

SETTLEMENT AGREEMENT

between

VAALCO ENERGY, INC.

and

GEORGE MAXWELL

CONTENTS

CLAUSE

1.	Interpretation	4

2.	Arrangements on termination	5

3.	Termination Benefits	6

4.	Legal fees	7

5.	Waiver of claims	7

6.	Executive indemnities	9

7.	Company property and information	10

8.	Executive warranties and acknowledgments	10

9.	Resignation from offices	11

10.	[Garden leave	11

11.	Restrictive Covenants	11

12.	Confidentiality and announcements	11

13.	Directors & Officers Insurance and Company Indemnity	13

14.	Entire agreement	14

15.	Variation	14

16.	Third party rights	14

17.	Governing law	14

18.	Jurisdiction	14

19.	Subject to contract and without prejudice	15

20.	Counterparts	15

SCHEDULE

This agreement is dated [DATE].

Parties

(1)	VAALCO ENERGY, INC., incorporated in the United States, State of Delaware (“Company / we / us”)

(2)	George Maxwell of [INDIVIDUAL ADDRESS] (“Executive / you”)

BACKGROUND

(A)	You [have been OR were] employed by us from [DATE], most recently as [POSITION] under an employment agreement (“Employment Agreement”) dated [DATE].

(B)	Your employment with us [shall terminate OR terminated] on [DATE].

(C)

The parties have entered into this agreement to record and implement the terms on which they have agreed to settle any claims that are set out herein and which you have or may have in connection with your employment or its termination or otherwise against us or any Group Company (as defined below) or our or their officers, employees or workers, whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this agreement, and including, in particular, the statutory complaints that you raise in this agreement.

(D)	The parties intend this agreement to be an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements and compromise contracts in the relevant legislation.

(E)

We enter into this agreement for ourselves and as agent and trustee for all Group Companies and we are authorised to do so. It is the parties intention that each Group Company should be able to enforce any rights it has under this agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.

Agreed terms

1.	Interpretation

The following definitions and rules of interpretation apply in this agreement.

1.1	Definitions:

Adviser: [NAME] of [FIRM].

Affiliate: has the same meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended from time to time

Board: the then-current board of directors of the Company (including any committee of the board duly appointed by it).

Confidential Information: has the meaning given in Section 12 of Appendix A to the Employment Agreement.

Group Company: the Company, its Affiliates, subsidiaries or holding companies from time to time and any subsidiary of any holding company from time to time.

Holding company: has the meaning given in clause 1.6.

Post-Employment Notice Pay: has the meaning given in section 402D of the Income Tax (Earnings and Pensions) Act 2003 (ITEPA).

Post-Employment Notice Period: has the meaning given in section 402E(5) of ITEPA.

Subsidiary: has the meaning in clause 1.6.

Termination Benefits: as defined in the Employment Agreement under Article 4.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3

A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.5	The Schedules shall form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.6

A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 [and a company shall be treated, for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) as a nominee].

2.	Arrangements on termination

2.1	Your employment with the Company [shall terminate OR terminated] on [DATE] (“Termination Date”).

2.2

The parties acknowledge that pursuant to clause 4.3 of your Employment Agreement in order to receive the Termination Benefits (as defined in that Agreement) you are required to enter into this Settlement Agreement and confirm the waiver of the Claims (as defined below and contained herein accordingly). The parties agree that any other payments contractually due to you under your Employment Agreement, (whether pre or post termination), or those subsisting post termination contractual rights given to you by the Employment Agreement which are not expressly waived as set out herein, are unaffected by this Agreement. Your compliance with entry into and the terms of this Agreement means the Termination Benefits shall be paid to you hereunder, as stated and as previously as set out in the Employment Agreement.

2.3

At the Termination Date, you confirm that you [have OR will have] completed the period of notice to which you are entitled under Section 2.2 of the Employment Agreement and we confirm that we will [have paid OR will pay] your salary [and benefits] for that period. [The parties accordingly believe that your Post-Employment Notice Period and Post-Employment Notice Pay are nil.

3.	Termination Benefits

3.1

Subject to and conditional on you complying with the terms of this agreement, including, without limitation, clause 12, we shall [within 30 days of the Termination Date or receipt by us of a copy of this agreement signed by you in the form as set out in Schedule 3, whichever is later], pay to you as consideration for your performance under this agreement and by way of compensation for the termination of your employment the Termination Benefits (“Termination Benefits”) calculated in accordance with the terms of Article 4 of the Employment Agreement, as applicable and set out in Schedule 1. We will pay the Termination Benefits less all required deductions for tax and National Insurance contributions. In this regard, the parties believe the following to be correct:

(a)

[No part of the Termination Benefits is taxable as Post-Employment Notice Pay.] OR [The [first £[AMOUNT] (or USD equivalent calculated in accordance with clause 3.4 below) of the] Termination Benefits is Post-Employment Notice Pay and is taxable as earnings. We shall accordingly deduct income tax and employee National Insurance contributions from it at the appropriate rate.]

(b)

[The [[next £30,000 OR first £30,000 OR balance] (or USD equivalent calculated in accordance with clause 3.4 below) of the Termination Benefits will be tax free, as a termination award under the threshold within the meaning of sections 402A(1) and 403 of ITEPA.]

(c)

[The balance of the Termination Benefits will be taxable as a termination award exceeding the threshold within the meaning of sections 402A(1) and 403 of ITEPA. We shall accordingly deduct income tax from it at the appropriate rate.]

3.2

You shall be responsible for any further tax and employees National Insurance contributions due in respect of the Termination Benefits, and you shall indemnify us in respect of such liability in accordance with clause 6.1.

3.3	[The Termination Benefits will be paid to you [before OR after] receipt by you of your P45.]

3.4

Where the Termination Benefits or any sums hereunder are indicated in GBP Sterling but are to be paid to you in US Dollars (although subject to UK taxation as General Earnings under ITEPA Sections 15 or 27) the amounts chargeable hereunder to tax shall be strictly the GBP Sterling equivalent at the date you are entitled to be paid those sums or the date they are paid (if earlier). The conversion between these currencies should be calculated using the daily spot exchange rate of the Bank of England in operation at the relevant date.

4.	Legal fees

We shall pay the reasonable legal fees (up to a maximum of £[AMOUNT] plus VAT) incurred by you in obtaining advice on the termination of your employment and the terms of this agreement, such fees to be payable to the Adviser on production of an invoice addressed to you but marked as payable by us.

5.	Waiver of claims

5.1

You agree that the terms of this agreement are offered by us without any admission of liability on our part and are in full and final settlement of all and any claims or rights of action that you have or may have against us or any Group Company or our or its officers, employees or workers arising out of your employment with us or its termination, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to the parties or in their contemplation at the date of this agreement in any jurisdiction and including, but not limited to, the specific claims set out in Part A of Schedule 2 and also the claims specified in Part B of Schedule 2 (together “the Claims” and each of which claims in Part A and Part B is hereby waived by this clause).

5.2	The waiver in clause 5.1 shall not apply to the following:

(a)	any claims by you to enforce this agreement; and

(b)	claims in respect of personal injury of which you are not aware and could not reasonably be expected to be aware at the date of this agreement (other than claims under discrimination legislation);

(c)

your existing entitlement to contractual payments or contractual rights given to you which subsist post-termination and in each case, which are set out in your Employment Agreement, pursuant to clause 2.2 above (and so are outside the ambit of this agreement);

(d)

[if applicable, your claim to any Remaining Additional Payment Amount (as defined in the Employment Agreement under Section 4.1) if such entitlement arises after your entry into this Settlement Agreement].

5.3	You warrant that:

(a)

before entering into this agreement you received independent advice from the Adviser as to the terms and effect of this agreement and, in particular, on its effect on your ability to pursue the Claims specified in this agreement;

(b)

the Adviser has confirmed to you that they are a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by you in respect of any loss arising in consequence of their advice;

(c)	the Adviser shall sign and deliver to us a letter in the form attached as Schedule 3 to this agreement;

(d)

before receiving the advice you disclosed to the Adviser all facts and circumstances in respect of the Claims and/or that may give rise to a claim by you against us or any Group Company or our or its officers, employees or workers;

(e)

You have not filed (and will not file) any complaints, claims or actions against the Company or any Group Company or its or their officers, employees or workers with any court, agency or commission regarding matters encompassed by this agreement;

(f)

the only claims that you have or may have against the Company or any Group Company or our or its officers, employees or workers (whether at the time of entering into this agreement or in the future) relating to your employment with us or its termination are the Claims, and as specified in clause 5.1 and Schedule 2; and.

(g)

You are not aware of any facts or circumstances that may give rise to any claim against us or any Group Company or our or its officers, employees or workers other than the Claims and/or those claims specified in clause 5.1 and Schedule 2 which are hereby waived.

You acknowledge that we acted in reliance on these warranties when entering into this agreement. The Company acknowledges that the above warranties (f) and (g) shall not apply insofar as they relate to matters specifically excluded from Section 5.1 of this Settlement Agreement, pursuant to clause 5.2.

5.4

You acknowledge that the conditions relating to settlement agreements and compromise contracts under section 147(3) of the Equality Act 2010, section 77(4A) of the Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), section 72(4A) of the Race Relations Act 1976, paragraph 2 of Schedule 3A to the Disability Discrimination Act 1995, paragraph 2(2) of Schedule 4 to the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 2(2) of Schedule 4 to the Employment Equality (Religion or Belief) Regulations 2003, paragraph 2(2) of Schedule 5 to the Employment Equality (Age) Regulations 2006, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008 have been satisfied.

5.5

The waiver in clause 5.1 shall have effect irrespective of whether or not, at the date of this agreement, you are or could be aware of such claims or have such claims in your express contemplation (including such claims of which you become aware after the date of this agreement in whole or in part as a result of new legislation or the development of common law or equity).

5.6

You agree that, except for the Termination Benefits provided for in this agreement, and subject to the provisions in clause 5.2, and any continuing contractual entitlements under the Employment Agreement pursuant to clause 2.2, above you shall not be eligible for any further or different payment or compensation from us or any Group Company relating to your employment or its termination and you expressly waive any right or claim that you have or may have to such payment or arrangement or award you may have received had your employment not terminated.

6.	Executive indemnities

6.1

You shall indemnify us on a continuing basis in respect of any income tax or National Insurance contributions (save for employers National Insurance contributions) due in respect of (a) the payments and benefits in clause 3.1 and (b) any Remaining Additional Payment Amount (if any) which may become payable to you (and any related interest, penalties, costs and expenses). We shall give you reasonable notice of any demand for tax which may lead to liabilities on you under this indemnity and shall provide you with reasonable access to any documentation you may reasonably require to dispute such a claim (provided that nothing in this clause shall prevent us from complying with our legal obligations with regard to HM Revenue and Customs or other competent body).

6.2

If you breach any provision of this agreement or pursue a claim against us or any Group Company arising out of your employment or its termination other than those excluded under clause 5, you agree to indemnify us or any Group Company for any losses suffered as a result thereof, including all reasonable legal and professional fees incurred.

7.	Company property and information

7.1	Notwithstanding clause 14 and the termination of your employment, you acknowledge that:

(a)	Sections 5.3, 5.4, 5.5, and 5.6 of the Employment Agreement will continue to apply after the Termination Date and you shall continue to comply with the same; and

(b)	Sections 5.7 and 5.11 of the Employment Agreement shall continue to apply to any breach or threatened breach of Sections 5.3, 5.4, 5.5, and 5.6 of the Employment Agreement.

7.2

You shall, before the Termination Date, erase OR as at the date of this agreement, warrant that you have erased irretrievably any information relating to our or any Group Company’s business or affairs or our or its business contacts from computer and communications systems and devices owned or used by you outside our premises, including such systems and data storage services provided by third parties (to the extent technically practicable).

7.3

You shall, if requested to do so by the Board of Directors, provide a signed statement that you have complied fully with your obligations under clause 7.1 and clause 7.2 and shall provide us with such reasonable evidence of compliance as may be requested.

8.	Executive warranties and acknowledgments

8.1

As at the date of this agreement, you hereby warrant and represent to us that you have not undertaken any conduct which would be a Forfeiture Event as defined in Section 5.7 of the Employment Agreement and you are aware that any payment to you pursuant to clause 3 above is conditional on this being so.

8.2

You agree to make yourself available to, and to cooperate with, us or our advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on our behalf. We shall reimburse any loss of earnings or reasonable expenses that you incur as a consequence of complying with your obligations under this clause, provided that such expenses are approved in advance by us.

9.	Resignation from offices

9.1

You [acknowledge that you have resigned from your position as [POSITION] and] shall resign immediately from any [other] office, trusteeship or position that you hold in or on [our OR any Group Company’s] behalf.

9.2

[You irrevocably appoint us to be your attorney in your name and on your behalf to sign, execute or do any such instrument or thing and generally to use your name in order to give us (or our nominee) the full benefit of the provisions of this clause.]

10.	[Garden leave

10.1

During the period from [DATE] to the Termination Date you shall not perform any services for us or any Affiliate (“Garden Leave”), and shall comply with the provisions of Section 4.6 of the Employment Agreement accordingly.]

11. Restrictive covenants

11.1

Notwithstanding clause 14, you acknowledge that the post-termination restrictions in Article 5 of the Employment Agreement will continue to apply after the Termination Date [save that the period of each will be reduced by the period that you spend on Garden Leave] and which, for clarity are set out at Schedule 5 to this Agreement.

11.2

We shall pay £100 to you as consideration for your entering into the restrictive covenants in Schedule 5, such sum to be paid within 30 days after the Termination Date or receipt by us of a copy of this agreement signed by you and receipt by us of a letter from the Adviser as set out in Schedule 3, whichever is later. We shall deduct income tax and National Insurance contributions from this sum

12.	Confidentiality and announcements

12.1	Notwithstanding clause 14, and the termination of your employment, you acknowledge that:

(a)	Sections 5.1 and 5.2 of the Employment Agreement will continue to apply after the Termination Date and you shall continue to comply with the same; and

(b)	Sections 5.7 and 5.11 of the Employment Agreement shall continue to apply to any breach or threatened breach of those Sections 5.1 and 5.2.

12.2	The parties confirm that they have kept and agree to keep the existence and terms of this agreement and the circumstances concerning the termination of your employment confidential, save only:

(a)	as provided in clause 12.4, clause 12.5 and clause 12.6;

(b)	[to the extent required to complete our investigation into your grievance raised [on [DATE] OR [in your letter dated [DATE]] and any subsequent disciplinary investigation or procedure]; or

(c)	as required by law or regulatory practice.

12.3

The parties shall continue to comply with Section 5.12 of the Employment Agreement notwithstanding the termination of your employment. You acknowledge that Section 5.7 and 5.11 of the Employment Agreement shall continue to apply to any breach or threatened breach of Section 5.12. This clause is subject to clause 12.4, clause 12.5 and clause 12.6.

12.4	The parties are permitted to make a disclosure or comment that would otherwise be prohibited by clause 12.3 and clause 12.4 if, where necessary and appropriate:

(a)	in your case, you make it to:

(i)	your spouse, civil partner or partner or immediate family provided that they agree to keep the information confidential; or

(ii)

any person who owes you a duty of confidentiality (which you agree not to waive) in respect of information you disclose to them, including your legal or tax advisers or persons providing you with medical, therapeutic, counselling or support services; or

(iii)	your insurer for the purposes of processing a claim for loss of employment; [or]

(iv)	[your recruitment consultant or prospective employer to the extent necessary to discuss your employment history; [or]]

(v)	[any government benefits agency for the purposes of you making a claim for benefits; and]

(b)	in our case, we make it to:

(vi)	our officers, employees or workers provided that they agree to keep the information confidential; or

(vii)	any person who owes us a duty of confidentiality (which we agree not to waive) in respect of information we disclose to them, including, our legal, tax, compliance or other professional advisers.

12.5	Nothing in this clause 12 shall prevent you or any of our officers, employees, workers or agents from making a protected disclosure under section 43A of the Employment Rights Act 1996.

12.6	Nothing in this clause 12 shall prevent you or us (or any of our officers, employees, workers or agents) from:

(a)	reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution; or

(b)	doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority; or

(c)

whether required to or not, making a disclosure to, or co-operating with any investigation by, HMRC or a regulator, ombudsman or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing); or

(d)	complying with an order from a court or tribunal to disclose or give evidence; or

(e)	disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and national insurance liabilities arising from your employment or its termination; or

(f)	making any other disclosure as required by law.

12.7

We will make an announcement on [the Termination Date OR signature of this agreement] in the form set out in Schedule 4 and neither party will make any statement to third parties (save as specified in clause 12.5, clause 12.6 or clause 12.7) which is inconsistent with that announcement.

12.8

We shall pay £100 to you as consideration for your entering into the restrictions in this clause 12, such sum to be paid within 30 days of the Termination Date or receipt by us of a copy of this agreement signed by you and receipt by us of a letter from the Adviser as set out in Schedule 3 whichever is later. We shall deduct income tax and National Insurance contributions from this sum.

13.	Directors & Officers Insurance and Company Indemnity

13.1

Notwithstanding the termination of your employment, the Company shall continue to indemnify you subject to and in accordance with Section 6.5 of the Employment Agreement, as it does for its other directors and officers of similar standing, for acts undertaken during your employment.

14.	Entire agreement

Each party on behalf of itself and, in our case, as agent for any Group Company acknowledges and agrees with the other party (with us acting on our own behalf and as agent for each Group Company) that:

(a)

This agreement and the Employment Agreement (where the latter is referenced in this agreement accordingly, and in particular by clause 2.2 above) together constitute the entire agreement between the parties and any Group Company and this agreement and the Employment Agreement (where the latter is referenced in this agreement) together supersede and extinguish all agreements, promises, assurances, warranties, representations and understandings between them whether written or oral, relating to the subject matter of this agreement;

(b)

in entering into this agreement, it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement or referenced in this agreement; and

(c)	it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

15.	Variation

No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

16.	Third party rights

Except as expressly provided elsewhere in this agreement, no person other than you and [us OR any Group Company] shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement. [This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.]

17.	Governing law

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

18.	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have [exclusive OR non-exclusive] jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

19.	Subject to contract and without prejudice

This agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed by both parties and dated, when it shall be treated as an open document evidencing a binding agreement.

20.	Counterparts

This agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1 Calculation of the Termination Benefits

Schedule 2 Claims

Part A – Specific Claims

1.	Claims:

[SET OUT SPECIFIC CLAIMS]

[Claims below to be divided into those specific claims which have been intimated by the Executive to his Legal Adviser (Part A) and included here and all other UK employment-related claims which are also being waived (Part B)].

Part B – Other Claims

2.	Claims:

2.1	for breach of contract or wrongful dismissal;

2.2	for unfair dismissal, under section 111 of the Employment Rights Act 1996;

2.3	in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;

2.4	for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;

2.5	in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;

2.6	for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008;

2.7	in relation to written employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;

2.8	in relation to guarantee payments, under section 34 of the Employment Rights Act 1996;

2.9	in relation to suspension from work, under section 70 of the Employment Rights Act 1996;

2.10	in relation to parental leave, under section 80 of the Employment Rights Act 1996;

2.11	in relation to a request for flexible working, under section 80H of the Employment Rights Act 1996;

2.12	in relation to time off work, under sections 51, 54, 57, 57B, 57ZC, 57ZF, 57ZH, 57ZM, 57ZQ, 60, 63 and 63C of the Employment Rights Act 1996;

2.13	in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998;

2.14	in relation to the national minimum wage, under sections 11, 18, 19D and 24 of the National Minimum Wage Act 1998;

2.15	for equal pay or equality of terms under sections 120 and 127 of the Equality Act 2010 and/or section 2 of the Equal Pay Act 1970;

2.16

for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010 and/or direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, gender reassignment, pregnancy or maternity under section 63 of the Sex Discrimination Act 1975;

2.17

for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010 and/or direct or indirect discrimination, harassment or victimisation related to race, colour, nationality or ethnic or national origin, under section 54 of the Race Relations Act 1976

2.18

for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010 and/or direct discrimination, harassment or victimisation related to disability, disability-related discrimination or failure to make adjustments under section 17A of the Disability Discrimination Act 1995;

2.19

for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 of the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003;

2.20

for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003;

2.21

for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010 and/or under regulation 36 of the Employment Equality (Age) Regulations 2006

2.22	for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

2.23	for less favourable treatment on the grounds of fixed-term status, under regulation 7 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

2.24	under regulations 27 and 32 of the Transnational Information and Consultation of Employees Regulations 1999;

2.25	under regulations 29 and 33 of the Information and Consultation of Employees Regulations 2004;

2.26	under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007;

2.27	under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

2.28	under sections 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174 and 192 of the Trade Union and Labour Relations (Consolidation) Act 1992;

2.29	in relation to the obligations to elect appropriate representatives or any entitlement to compensation, under the Transfer of Undertakings (Protection of Employment) Regulations 2006;

2.30	in relation to the right to be accompanied under section 11 of the Employment Relations Act 1999;

2.31	in relation to refusal of employment, refusal of employment agency services and detriment under regulations 5, 6 and 9 of the Employment Relations Act 1999 (Blacklists) Regulations 2010;

2.32	in relation to the right to request time off for study or training under section 63I of the Employment Rights Act 1996;

2.33

in relation to the right to equal treatment, access to collective facilities and amenities, access to employment vacancies and the right not to be subjected to a detriment under regulations 5, 12, 13 and 17(2) of the Agency Workers Regulations 2010;

2.34	in relation to the right to a written statement and the right not to be unfairly dismissed or subjected to detriment under regulations 4 and 5 of the Agency Workers (Amendment) Regulations 2019;

2.35	in relation to personal injury, of which you are or ought reasonably to be aware at the date of this agreement;

2.36	for harassment under the Protection from Harassment Act 1997;

2.37	for failure to comply with obligations under the Human Rights Act 1998;

2.38

for failure to comply with obligations under the Data Protection Act 1998, the Data Protection Act 2018, the General Data Protection Regulation ((EU) 2016/679) [as it has effect in EU law], or the UK GDPR as defined in section 3(10) and section 205(4) of the Data Protection Act 2018;

1.39

arising as a consequence of the United Kingdoms former membership of the European Union; an1.40 in relation to the right not to be subjected to a detriment under regulation 3 of the Exclusivity Terms in Zero Hours Contracts (Redress) Regulations 2015.

1.41

arising under any US federal, state or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation or any other form of discrimination, harassment, hostile work environment or retaliation (including, without limitation, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Americans with Disabilities Act Amendments Act of 2008, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Genetic Information and Nondiscrimination Act of 2008, the Texas Labor Code, Section 1558 of the Patient Protection and Affordable Care Act of 2010, the Consolidated Omnibus Budget Reconciliation Act of 1985, and any other federal, state or local laws of any jurisdiction);

1.42	under any other US federal, state, local, municipal or common law whistleblower protection, discrimination, wrongful discharge, anti-harassment or anti-retaliation statute or ordinance;

1.43	arising under ERISA;

1.44

in respect of any illegal or wrongful acts by any of the Released Parties, including, without limitation, discrimination, retaliation, harassment or any other wrongful act based on sex, age, race, religion, or any other legally protected characteristic; or

1.45	regarding any other US statutory or common law matters related to Executives employment or separation from employment with the Company and its Affiliates.

Schedule 3 Advisers certificate

[ON HEADED NOTEPAPER OF ADVISER]

For the attention of [DETAILS]

[DATE]

[[Dear [NAME OF FIRM]] OR [To whom it may concern],]

I am writing in connection with the agreement between my client, [NAME], and [NAME OF COMPANY] (Company) [of todays date OR dated [DATE]] (Agreement) to confirm that:

1. I, [NAME] of [FIRM], whose address is [ADDRESS], am [a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate OR AMEND AS APPLICABLE].

2. I have given [NAME] legal advice on the terms and effect of the Agreement and, in particular, [its OR their] effect on my clients ability to pursue the claims specified in Schedule 2 of the Agreement.

3. I gave the advice to [NAME] as a relevant independent adviser within the meaning of the above acts and regulations referred to at clause 5.4.

4. There is now in force (and was in force at the time I gave the advice referred to above) a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by my client in respect of loss arising in consequence of the advice I have given them.

Yours faithfully,

[NAME OF ADVISER]

[DATE]

Schedule 4 Announcement

[INSERT THE TEXT OF THE AGREED ANNOUNCEMENT]

Schedule 5 Restrictive covenants

[INSERT THE RESTRICTIVE COVENANTS]

Signed by [NAME OF DIRECTOR OR OTHER AUTHORISED SIGNATORY] for and on behalf of [NAME OF COMPANY]

[Director OR [POSITION]]

Signed by [NAME OF EXECUTIVE]